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Filed pursuant to Rule 424(b)(3)
Registration No. 333-119132

        PROSPECTUS

SANTANDER FINANCE PREFERRED S.A. UNIPERSONAL
(A company incorporated with limited liability under the laws of Spain)

Offer to exchange 7,600,000 Santander Finance Preferred S.A. Unipersonal 6.41% Non-Cumulative
Guaranteed Series 1 Preferred Securities (par value $25 per security), as fully and unconditionally guaranteed (as described herein) by Banco Santander Central Hispano, S.A., which, along with the guarantee, have been registered under the Securities Act of 1933 for

All Outstanding Unregistered 7,600,000 Rule 144A 6.41% Non-Cumulative Guaranteed Series 1
Preferred Securities (par value $25 per security)

        Santander Finance Preferred S.A. Unipersonal is offering to exchange its new SEC-registered preferred securities for all of the Rule 144A preferred securities that were sold previously by it in a private offering. Neither Santander Finance Preferred S.A. Unipersonal nor Banco Santander Central Hispano, S.A. will receive any proceeds from the exchange offer.

        The terms of the new preferred securities are identical in all material respects to the terms of the Rule 144A preferred securities, except that the new preferred securities have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the Rule 144A preferred securities do not apply to the new preferred securities.

        The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on October 28, 2004 unless Santander Finance extends it.

        To exchange your Rule 144A preferred securities for new preferred securities:

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  you are required to make the representations described on page 35 to us;

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  you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York, by 5:00 p.m., New York Time, on October 28, 2004; and

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  you should read the sections called "The Exchange Offer" for further information on how to exchange your Rule 144A preferred securities for new preferred securities.

        Application has been made to list the new preferred securities on the New York Stock Exchange.

        The exchange of Rule 144A preferred securities for new preferred securities will not be a taxable exchange for United States federal income tax purposes.

        You should carefully review "Risk Factors" beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

September 27, 2004

Each broker-dealer that receives new preferred securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new preferred securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new preferred securities received in exchange for Rule 144A preferred securities where such Rule 144A preferred securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. Santander Finance has agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, Santander Finance will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Banco Santander" and "guarantor" refer to Banco Santander Central Hispano, S.A. The words "Group" and "Santander Central Hispano Group" refer to Banco Santander Central Hispano, S.A. and its other banking and financial subsidiaries. All references to "Santander Finance" refer to Santander Finance Preferred S.A. Unipersonal. In this prospectus, All references to "we," "our" and "us" refer to Banco Santander Central Hispano, S.A. and Santander Finance Preferred S.A, collectively. We refer to the Securities Act of 1933, as amended, as the "Securities Act."

        This prospectus has been prepared by us solely for use in connection with the exchange offer. You must (1) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this prospectus and the exchange offer and (2) obtain any consent, approval or permission required to be obtained by you for participating in the exchange offer under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you participate in the exchange offer. We shall not have any responsibility for obtaining any such consent, approval or permission.

        See "Risk Factors" immediately following the summary of this prospectus for a description of certain factors relating to the exchange offer. We make no representation to you regarding the legality of the exchange offer.

ii

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, or the SEC, allows Banco Santander to "incorporate by reference" information it files with them, which means that Banco Santander can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Banco Santander files later with the SEC, to the extent designated that it identifies such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Banco Santander incorporates by reference the documents listed below, which includes but is not limited to, its current reports on Form 6-K which disclose material information regarding Banco Santander's dealings with Abbey National plc:

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  its annual report on Form 20-F for the fiscal year ended December 31, 2003, which is referred to in this prospectus as the "2003 Form 20-F";

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  its current reports on Form 6-K filed with the SEC on May 12, 2004; July 26, 2004; July 27, 2004; September 17, 2004; September 20, 2004; September 22, 2004; September 23, 2004 and September 24, 2004.

        We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and, to the extent therein, reports on Form 6-K that we furnish to the SEC.

        You may request a copy of these filings, at no cost, by writing or calling Banco Santander at the following address and phone number or at the office of the exchange agent at the address listed below:

        Banco Santander Central Hispano, S.A.
New York Branch
45 East 53rd Street
New York, New York 10022
(212) 350-3500

The Exchange Agent for this Offer:

The Bank of New York
Tender & Exchange Department—11W
101 Barclay Street
New York, New York 10286
1-800-507-9357

        To obtain timely delivery before the expiration of the exchange offer, holders of preferred securities must request this information no later than five business days prior to the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

        Banco Santander is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, except that as a foreign issuer, Banco Santander is not subject to the proxy rules or the short-swing profit disclosure rules of the Exchange Act. In accordance with these informational and reporting requirements, Banco Santander files or furnishes reports and other information with the SEC. Banco Santander files annual reports on Form 20-F, which include annual audited consolidated financial statements prepared in accordance with the accounting principles generally accepted in Spain, or "Spanish GAAP", accompanied by a reconciliation to the accounting principles generally accepted in the United States, or "U.S. GAAP", and furnishes reports on Form 6-K containing its quarterly unaudited consolidated financial statements prepared in accordance with Spanish GAAP and certain other information. You may read and copy the reports and other information Banco Santander files at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and 475 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may obtain information on the operation of the Public Reference Room by calling the SEC at telephone number 1-800-SEC-0330. You may request copies of these documents by writing to the SEC and paying a duplicating charge. In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. In addition, the SEC maintains a Web site that contains information filed electronically with the SEC, which can be accessed over the internet at http://www.sec.gov. You may also read and copy such reports and other information about us by contacting us at the following addresses:

        Banco Santander Central Hispano, S.A.
New York Branch
45 East 53rd Street
New York, New York 10022
(212) 350-3500
or
Banco Santander Central Hispano, S.A.
Plaza de Canalejas, 1
28014 Madrid, Spain
Attn: Shareholders' Office
(011) 34-91-526-9697

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. Santander Finance is offering the new preferred securities only in jurisdictions where offers are permitted. This prospectus does not constitute an offer or solicitation to exchange any preferred securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Investors should read all information supplementing this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

        Banco Santander is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. Many of our directors and officers and those of Santander Finance, and certain of the experts named in this prospectus, are non-residents of the United States and all or a substantial portion of Banco Santander's assets and those of Santander Finance and our respective directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. We are advised by our Spanish legal counsel, Natalia Butragueño, that there is doubt as to the enforceability in Spain in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States. Banco Santander and Santander Finance have expressly submitted to the non-exclusive jurisdiction of New York State and United States Federal courts sitting in New York City for the purpose of any suit, action or proceeding arising out of the preferred securities and have appointed Banco Santander Central Hispano, S.A., New York Branch, as our agent in New York City to accept service of process in any such action.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements. These statements appear throughout this prospectus and include statements regarding Banco Santander's intent, belief or current expectations, including but not limited to any statements concerning:

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  Banco Santander's exposure to various types of market risks;

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  Banco Santander's management strategy;

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  Banco Santander's capital expenditures;

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  Banco Santander's earnings and other targets; and

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  Banco Santander's asset portfolios.

        Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially, include but are not limited to:

Economic and Industry Conditions

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exposure to various types of market risks, principally including interest rate risk, foreign exchange rate risk and equity price risk;

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general economic or industry conditions in Spain, Latin America, Europe and the other areas in which Banco Santander has significant business activities or investments;

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monetary and interest rate policies of the European Central Bank and various central banks;

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inflation or deflation;

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the effects of non-linear market behavior that cannot be captured by linear statistical models, such as the VaR/DCaR/ACaR model Banco Santander uses;

•
changes in competition and pricing environments;

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the inability to hedge some risks economically;

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the adequacy of loss reserves;

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acquisitions or restructurings;

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changes in demographics, consumer spending or saving habits; and

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changes in competition and pricing environments as a result of the progressive adoption of the internet for conducting financial services and/or other factors.

Political and Governmental Factors

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political stability in Spain, Europe and Latin America; and

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changes in Spanish, EU or foreign laws, regulations or taxes.

Transaction and Commercial Factors

•
Banco Santander's ability to integrate successfully Banco Santander's recent acquisitions and the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters while Banco Santander integrates these acquisitions; and

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the outcome of its negotiations with business partners and governments.

Operating Factors

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technical difficulties and the development and use of new technologies by Banco Santander and its competitors;

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the impact of changes in the composition of Banco Santander's balance sheet on future net interest income;

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potential losses associated with an increase in the level of substandard loans or non-performance by counterparties to other types of financial instruments;

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the success of Banco Santander's e-business strategy, including Banco Santander's ability to form desirable strategic partnerships and to transform to a web-based business model; and

•
the factors discussed below under "Risk Factors" beginning on page 11.

        You should not place undue reliance on such statements, which speak only as of the date of this prospectus. You should consider these cautionary statements together with any written or oral forward-looking statements that Banco Santander may issue in the future. Banco Santander does not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

PRESENTATION OF FINANCIAL INFORMATION

        Banco Santander publishes its consolidated financial statements in euros and to the extent that any amounts reflected in such financial statements are stated in United States dollars or any other currency, such amounts have been translated from euros at an assumed rate and solely for convenience and should not be construed as representations that such United States dollars or other currency actually represent such dollar or other currency amounts or could be converted into such dollars or other currency at the rate indicated.

SUMMARY

        This summary contains all material information about us and this offering. Before making a decision to participate in the exchange offer, you should read this entire prospectus, including the section entitled "Risk Factors," Banco Santander's 2003 Form 20-F, including Banco Santander's audited consolidated financial statements and the notes thereto, and Banco Santander's current report on Form 6-K filed on May 12, 2004.

Securities Offered	Santander Finance is offering 7,600,000 6.41% Non-Cumulative Guaranteed Series 1 Preferred Securities (par value $25 per security), which have been registered under the Securities Act.
The Exchange Offer	Santander Finance is offering to exchange one new preferred security in exchange for each outstanding Rule 144A preferred security. Santander Finance is offering this exchange to satisfy its and Banco Santander's obligations contained in the registration rights agreement entered into when the Rule 144A preferred securities were sold in transactions permitted by Rule 144A under the Securities Act and were therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer."
Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on October 28, 2004 unless it is extended. If you decide to exchange your Rule 144A preferred securities for new preferred securities, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new preferred securities. If you decide to tender your Rule 144A preferred securities in the exchange offer, you may withdraw them at any time prior to 5:00 p.m. New York City time on October 28, 2004. If Santander Finance decides for any reason not to accept any Rule 144A preferred securities for exchange, your Rule 144A preferred securities will be returned to you without expense to you promptly after the exchange offer expires. In the event that all of the Rule 144A preferred securities are exchanged for new preferred securities, such securities will be delisted from the Luxembourg Stock Exchange.
Taxation	Your exchange of Rule 144A preferred securities for new preferred securities in the exchange offer will not result in any income, gain or loss to you for United States federal income tax purposes. See the section of this prospectus entitled "Taxation—United States" for further details.
Use of Proceeds	Santander Finance will not receive any proceeds from the issuance of the new preferred securities in the exchange offer.
Exchange Agent	The Bank of New York, Tender & Exchange Dept—11W, 101 Barclay Street, New York, NY 10286 is serving as the exchange agent, and The Bank of New York (Luxembourg) SA is acting as Luxembourg exchange agent, in connection with the exchange offer.

Information Agent	D.F. King & Co., Inc. is serving as the information agent in connection with the exchange offer. You may call the information agent toll-free at 888-628-9011.
Failure to Tender Your Rule 144A Preferred Securities	If you fail to tender your Rule 144A preferred securities in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your Rule 144A preferred securities or to pay you liquidated damages.

        You will be able to resell the new preferred securities without registering them with the SEC if you meet the requirements described below.

        Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new preferred securities issued in exchange for Rule 144A preferred securities in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new preferred securities under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving new preferred securities for your own account, so long as you:

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  are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

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  acquire the new preferred securities in the ordinary course of your business;

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  do not have any arrangement or understanding with any person to participate in the distribution of the new preferred securities; and

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  you are not engaged in, and do not intend to engage in, a distribution of the new preferred securities.

        If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new preferred securities acquired in the exchange offer, you (1) should not rely on our interpretation of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you are a broker-dealer and receive new preferred securities for your own account in the exchange offer:

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  you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new preferred securities;

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  you must acknowledge that you will deliver a prospectus in connection with any resale of the new preferred securities you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

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  for 90 days following the expiration date of the exchange offer you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new preferred securities received in exchange for Rule 144A preferred securities acquired by you as a result of market-making or other trading activities.

        For a period of 90 days following the expiration date of the exchange offer, participating broker-dealers will be entitled to use this prospectus in connection with the resale of new preferred securities, subject to our right to suspend the use of this prospectus if any event occurs while the registration statement for this exchange offer is effective that would make any statement made in the registration statement or this prospectus untrue in any material respect or which would require us to make any changes in the registration statement or prospectus in order to make any statement contained in either of these documents not misleading.

        Each broker-dealer that receives new preferred securities for its own account in exchange for Rule 144A preferred securities, where such Rule 144A preferred securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new preferred securities. See "Plan of Distribution."

SUMMARY DESCRIPTION OF THE NEW PREFERRED SECURITIES

        The terms of the new preferred securities and the Rule 144A preferred securities are identical in all material respects, except that the new preferred securities have been registered under the Securities Act, and the transfer restrictions and registration rights relating to Rule 144A preferred securities do not apply to the new preferred securities. For a more complete description of the new preferred securities, please refer to the section of this document entitled "Description of the New Preferred Securities."

Issuer	Santander Finance Preferred S.A. Unipersonal
Guarantor	Banco Santander Central Hispano, S.A.
New Preferred Securities	6.41% Non-Cumulative Guaranteed Series 1 Preferred Securities
Distribution Payment Dates	March 11, June 11, September 11, December 11 of each year, commencing June 11, 2004.
Liquidation Preference	$25.00
Redemption Price	$25.00
Guarantee	Payment of cash distributions and payments on liquidation or redemption with respect to the new preferred securities are guaranteed by Banco Santander. See "Description of the New Preferred Securities—Guarantee."
Book Entry System and Form of the New Preferred Securities	The new preferred securities will be issued only in fully registered form, in the form of beneficial interests in one or more global securities. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by The Depository Trust Company, or DTC, and its participants. See "Description of the New Preferred Securities—Book-Entry System; Delivery and Form."
Ranking of the Preferred Securities	The new preferred securities will rank (a) junior to all liabilities of Santander Finance, including subordinated liabilities, (b) equally with each other and with any other Preferred Securities of Santander Finance and (c) senior to Santander Finance's ordinary shares.
Use of Proceeds	Santander Finance will not receive any proceeds from the exchange of new preferred securities for Rule 144A preferred securities.

Withholding Tax	Under current Spanish laws and regulations, distributions made to a holder of the new preferred securities by Santander Finance will not be subject to taxation in Spain and no withholding tax will be required on such distribution, except in the case of distributions to non-resident holders (a) which are residents or nationals of, located in, or obtain the income through, a tax haven country or territory or (b) who fail to comply with certain tax residency certification procedures. In the case of (a) or (b), Spanish Non-Resident Income Tax, at the rate of 15% will be levied on distributions derived from the new preferred securities. For a discussion of the tax consequences of, and limitations on, the payment of additional amounts with respect to any withholding taxes, see "Taxation—Spanish Taxation."
Listing	Application has been made to list the new preferred securities on the New York Stock Exchange. The Rule 144A preferred securities are currently listed on the Luxembourg Stock Exchange and, upon exchange for new preferred securities, the new preferred securities will continue to remain so listed unless all of the Rule 144A preferred securities are exchanged for new preferred securities, in which case, the Rule 144A preferred securities will be delisted from the Luxembourg Stock Exchange.
Governing Law	The new preferred securities will be governed by, and will be construed in accordance with, the laws of the Kingdom of Spain.

THE GROUP

        The Group is a financial group operating principally in Spain, other European countries and Latin America, offering a wide range of financial products. At June 30, 2004, the Group was one of the largest banking groups in the Euro zone with a stock market capitalization of €40.7 billion, stockholders' equity of €20.1 billion and total assets of €356.8 billion. The Group had an additional €120.1 billion in mutual funds, pension funds and other assets under management at that date. The Group also had 34,769 employees and 4,377 branch offices in Spain and 67,956 employees and 4,842 branches outside Spain at June 30, 2004.

        The Group's principal operations are in Spain, Portugal, Germany, Italy and Latin America. The Group also has significant operations outside Spain in New York, London and Paris as well as strategic investments in The Royal Bank of Scotland Group, and financial investments in Instituto Bancario San Paolo-IMI, and Banque Commerciale du Maroc. In Latin America, the Group has majority shareholdings in banks in Argentina, Brazil, Chile, Colombia, Mexico, Puerto Rico and Venezuela.

        Banco Santander is the largest company in the Group and was incorporated under the laws of Spain in 1857. Its principal executive offices are located at Banco Santander Central Hispano, S.A., Plaza de Canalejas 1, Madrid, Spain, and its telephone number is +34-91-558-1111.

        If you would like to know more about either Banco Santander or the Group, you can see Banco Santander's documents incorporated by reference in this prospectus as described under the section "Where You Can Find More Information."

ABOUT SANTANDER FINANCE

        Banco Santander owns all of the ordinary shares of Santander Finance Preferred S.A. Unipersonal. Santander Finance was incorporated in Spain on February 27, 2004 and was formed to issue preferred securities in various markets and deposit the net proceeds with Banco Santander. The principal office of Santander Finance is located in Banco Santander's principal executive offices at Plaza de Canalejas 1, Madrid, Spain, and its telephone number is +34-91-558-1111.

        The only preferred securities previously issued by Santander Finance are the 7,600,000 Rule 144A preferred securities that are the subject of the exchange offer.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and the risk factors detailed in Banco Santander's annual report on Form 20-F for the year ended December 31, 2003 in deciding whether to exchange your Rule 144A preferred securities.

There may not be a liquid trading market for the new preferred securities, which could limit your ability to sell your new preferred securities in the future.

        The new preferred securities are being offered to the holders of Rule 144A preferred securities. The new preferred securities will constitute a new issue of securities for which, prior to the exchange offer, there had been no public market, and the new preferred securities may not be widely distributed. Accordingly, an active trading market for the new preferred securities may not develop. If a market for any of the new preferred securities does develop, the price of such new preferred securities may fluctuate and liquidity may be limited. If a market for any of the new preferred securities does not develop, purchasers may be unable to resell such new preferred securities for an extended period of time, if at all.

Your failure to tender Rule 144A preferred securities in the exchange offer may affect their marketability.

        If Rule 144A preferred securities are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted Rule 144A preferred securities will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your Rule 144A preferred securities in the future.

        Santander Finance issued Rule 144A preferred securities in a private placement exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your Rule 144A preferred securities except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your Rule 144A preferred securities for new preferred securities in the exchange offer, or if you do not properly tender your Rule 144A preferred securities in the exchange offer, your Rule 144A preferred securities will continue to be subject to these transfer restrictions after completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the Rule 144A preferred securities under the Securities Act.

USE OF PROCEEDS

        Santander Finance will not receive any cash proceeds from the issuance of the new preferred securities. The new preferred securities will be exchanged for Rule 144A preferred securities as described in this prospectus upon our receipt of Rule 144A preferred securities. Santander Finance will cancel all of the Rule 144A preferred securities surrendered in exchange for the new preferred securities.

        Santander Finance's net proceeds from the sale of the Rule 144A preferred securities were approximately US$186 million, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. Such proceeds were deposited with Banco Santander on a subordinated and permanent basis. Banco Santander intends to use such net proceeds for general corporate purposes and to further strengthen the capital base of the Group.

CAPITALIZATION OF THE GROUP

        The following table sets forth the consolidated capitalization of the Santander Group in millions of euros as of June 30, 2004:

Actual (unaudited)
Short term debt	14,177.77
Long term debt(1)	44,561.91

Shareholders' equity
Shares, stated value Euro 0.5	2,384.20
Shares held by consolidated companies	(20.66)
Reserves(2)	15,855.77
Net consolidated profit for the period—Group	1,910.43

Total shareholders' equity	20,129.74
Minority interest(3)	5,559.37

Total capitalization(4)	84,428.79

(1)
Includes marketable debt securities and subordinated debt.
(2)
After deduction of €4,785.9 million of prior year losses at consolidated companies.
(3)
Of which €282.5 million correspond to the first half 2004 consolidated net income attributable to minority interest.
(4)
The following are the main changes to the above capitalization table since June 30, 2004:
(a)
On July 5 and 26, and on August 25, 2004, the Group redeemed €150 million, GBP 100 million (€149.1 million) and €75 million, respectively, of marketable debt securities guaranteed by the Bank. On July 29, 2004, the Bank issued €1,500 million and on September 6 and 10, 2004, the Bank issued €200 million and USD931 million (€765 million), respectively of long-term debt.
(b)
On July 1, 2004, the Group redeemed €1,000 million of preference shares guaranteed by the Bank and on July 30, 2004, the Group issued €750 million of preferred securities guaranteed by the Bank. On September 30, 2004 the Group will issue €680 million of preferred securities guaranteed by the bank.
(c)
On September 1, 2004, the Group redeemed €331.8 of preference shares guaranteed by the Bank.
(d)
In July, 2004 the Bank proposed the distribution of a first interim dividend out of 2004 income of 0.083 € per share (396 million €) payable from August 1, 2004.

Except for consolidated net income and as otherwise noted in the above table, there has been no material change in the capitalization of the Group since June 30, 2004.

FIRST HALF 2004 RESULTS OF OPERATIONS

        The table below provides highlights of our results of operations for the first six months ended June 30, 2004 and 2003. The following results of operations should be read in conjunction with the historical financial statements and related notes contained in Banco Santander's Annual Report on Form 20-F and Reports on Form 6-K filed with the SEC. This information is presented in Spanish format and in accordance with Spanish GAAP. The material adjustments that would be required to reconcile the income amounts given below to U.S. GAAP are similar to those discussed in note 27 to the consolidated financial statements included in Banco Santander's 2003 Form 20-F. The results of operations discussed below are not necessarily indicative of results for the full year or for any other period.

	For the six months ended June 30,		Variation
				% Change
	2004	2003	Amount
	(in millions of Euros, except for percentages)
Net interest revenue	4,309.9	3,927.9	382.0	9.73
Net fees and commissions	2,280.7	2,045.9	234.8	11.48
Basic revenue	6,590.6	5,973.8	616.8	10.32
Trading gains	435.3	583.9	(148.5)	(25.44)
Net operating revenue	7,025.9	6,557.7	468.2	7.14
Personnel and general expenses	(3,308.4)	(3,206.6)	(101.8)	3.17
Net operating income	3,268.0	2,899.2	368.8	12.72
Ordinary income before taxes (cash-basis*)	2,536.5	2,356.3	180.2	7.65
Net ordinary attributable income	1,551.4	1,292.7	258.6	20.01
Net attributable income	1,910.4	1,292.7	617.6	47.78

(*)
Before ordinary goodwill amortization

DESCRIPTION OF THE NEW PREFERRED SECURITIES

General

        The following is a summary of the material provisions of the new preferred securities but for a complete description of all the provisions of the new preferred securities you are referred to the public deed of issuance dated March 8, 2004, and the resolutions adopted by the shareholders and the board of directors of Santander Finance. A summary of certain terms and provisions of the guarantee of the new preferred securities by Banco Santander Central Hispano, S.A., or Banco Santander, is set forth later in this prospectus under the heading "Description of the Guarantee." Such guarantee is referred to in this prospectus as the "Guarantee."

Distributions

        Non-cumulative cash distributions on the new preferred securities will accrue from the date of original issuance and are payable quarterly in arrears on March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2004. The distributions payable on the new preferred securities are fixed at 6.41% per annum of their par value. The distributions payable on the new preferred securities are referred to in this prospectus as "Distributions."

        Payment of cash distributions in any year on the new preferred securities and on all other series of Preferred Securities, as defined below (both issued and which may, in the future, be issued or guaranteed by the guarantor) is limited by the amount of the Distributable Profits of Banco Santander for the previous year as defined below, and to any limitations that may be imposed by the Spanish banking regulations on capital adequacy for credit institutions, as determined in accordance with guidelines and requirements of the Bank of Spain and other Spanish law as in effect from time to time.

        Distributions on the new preferred securities shall not be payable to the extent that:

  •
  the aggregate of such Distributions, together with (a) any other distributions previously paid during the then-current fiscal year and (b) any distributions proposed to be paid during the then-current calendar quarter, in each case on or in respect of (i) the new preferred securities and any other Preferred Securities (as defined below) and (ii) all other preferred securities issued by Banco Santander and ranking equally as to participation in profits with Banco Santander's obligations under the Guarantee, would exceed the distributable profits of the immediately preceding fiscal year; or

  •
  even if Distributable Profits are sufficient, if under applicable Spanish banking regulations affecting banks which fail to meet their capital ratios on a parent company only basis or on a consolidated basis, Banco Santander would be limited in making payments on preferred securities that it issued, in such case, in respect of preferred securities ranking equally as to participation in profits with Banco Santander's obligations under the Guarantee.

        In this prospectus, "Distributable Profits" means, for any fiscal year, Banco Santander's reported net profit, determined after tax and extraordinary items for that year, as derived from Banco Santander's audited, non-consolidated profit and loss account prepared in accordance with generally accepted accounting principles in Spain and under the requirements and guidelines of the Bank of Spain and other Spanish law in effect at the time of the preparation even if not yet approved at the general shareholders meeting. In the event that on any distribution payment date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of Banco Santander as reported in the financial statements delivered to the Bank of Spain in respect of December 31st of the preceding fiscal year.

        The Distributable Profits of Banco Santander during the preceding five years were:

Year Ended December 31,
2003	2002	2001	2000	1999
(in thousands of Euros)
1,445,033	1,376,178	1,329,931	1,241,388	869,061

        The term "Preferred Securities" include any preferred securities issued under the second additional rule of Spanish Law 13/1985 and any other preferred securities and preference shares issued under different jurisdictions of Santander Finance or other subsidiaries of Banco Santander, including preferred securities and preference shares issued through any subsidiary of Banco Santander established in other jurisdictions that are entitled to the benefits of a guarantee ranking equally as to participation in profits with Banco Santander's obligations under the Guarantee.

        In this prospectus, "distribution" includes any distribution on the preferred securities issued under Spanish Law 13/1985 and any dividends paid or to be paid on the Preferred Securities.

        If Distributions are not paid in full on the new preferred securities, all distributions paid upon the new preferred securities and all other Preferred Securities will be paid pro rata among the new preferred securities and all such other Preferred Securities, so that the amount of the distribution payment per security will have the same relationship to each other that the nominal or par value per security of the new preferred securities and all other Preferred Securities bear to each other.

        Except as hereinabove provided, holders of the new preferred securities will have no other right to participate in the profits of Santander Finance.

        Distributions on the new preferred securities will be payable to the record holders thereof as they appear on the register for the new preferred securities on record dates, which will be on the 15th day of the month immediately preceding relevant payment dates. In the event that any date on which Distributions are payable on the new preferred securities is not a day on which banks in Madrid and The City of New York are open for business and on which foreign exchange dealings may be conducted in Madrid and The City of New York (a "business day"), then payment of the Distribution payable on such date will be made on the next day which is a business day (and without any interest or other payment in respect of any such delay).

Liquidating Distributions

        If Santander Finance is voluntarily or involuntarily liquidated, dissolved or wound up, the holders of outstanding new preferred securities will be entitled to receive out of the assets available for distribution to holders, and before any distribution is made to holders of ordinary shares or any other class of shares of Santander Finance ranking junior to the new preferred securities as to participation in assets, but together with holders of any other Preferred Securities of Santander Finance ranking equally with the new preferred securities as to participation in assets, a liquidation distribution in the amount of:

  •
  $25.00 per new preferred security, plus

  •
  an amount equal to the accrued and unpaid Distribution for the current distribution period up to the date of payment.

        If at the time that any liquidation distribution is to be paid, proceedings are also pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of Banco Santander or for a reduction in Banco Santander's shareholders' equity pursuant to Article 169 of the

Spanish Corporation Act (Ley de Sociedades Anónimas), then the liquidation distribution to be paid to the holders:

  •
  of all Preferred Securities of Santander Finance;

  •
  of all Preferred Securities of other subsidiaries of Banco Santander; and

  •
  of preferred securities issued by Banco Santander,

will be limited to and not exceed the amount per new preferred security that would have been paid as the liquidation distribution from the assets of Banco Santander (after payment in full in accordance with Spanish law of all creditors of Banco Santander, including holders of subordinated debt but excluding holders of any guarantee or any other contractual right expressed to rank equally with or junior to the Guarantee), had all such Preferred Securities been issued by Banco Santander, and

  •
  ranked junior to all liabilities of Banco Santander;

  •
  ranked equally to the most senior preferred securities, if any, of Banco Santander; and

  •
  ranked senior to Banco Santander's ordinary shares.

        The above limitation will apply even if Santander Finance has at the time sufficient assets to pay the liquidation distribution to the holders of all Preferred Securities, including the new preferred securities.

        If the foregoing liquidation distribution relating to the new preferred securities and other Preferred Securities and any other liquidation distribution cannot be made in full due to the limitation described above, then all payments will be made pro rata in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no such limitation.

        Upon receipt of payment of the liquidation distribution, all holders of new preferred securities will have no right or claim on any of the remaining assets of either Santander Finance or Banco Santander.

        If Banco Santander:

  •
  liquidates;

  •
  dissolves;

  •
  winds up; or

  •
  reduces its shareholders' equity pursuant to Article 169 of the Corporations Law of Spain,

Banco Santander will exercise its voting rights in order to liquidate Santander Finance. In that case, the amount per security that Santander Finance pays as a liquidation distribution to the holders of new preferred securities and other Preferred Securities will, as described below under the section entitled "Description of the Guarantee—Liquidation Distributions," be equal to, but not exceed, the liquidation distribution per new preferred security that would have been paid from the assets of Banco Santander had all such Preferred Securities been issued by Banco Santander.

        Except as provided above, Banco Santander will not permit, and will not take any action to cause the liquidation, dissolution or winding-up of Santander Finance.

Optional Redemption

        The new preferred securities are redeemable, at the option of Santander Finance, subject to the prior consent of the Bank of Spain, in whole, but not in part, on or after March 11, 2009, upon not less than 30 nor more than 60 days' notice prior to the relevant redemption date by mail to each record holder, at the redemption price of $25.00 per new preferred security, plus the accrued and unpaid

Distribution for the then-current quarterly distribution payment period to the date fixed for redemption.

        If Santander Finance gives notice of redemption of the new preferred securities then by 12:00 Noon, New York time on the relevant redemption date, Santander Finance will:

  •
  irrevocably deposit with the paying agent, funds sufficient to pay the foregoing redemption price, including the amount of accrued and unpaid Distribution for the then-current distribution period to the date fixed for redemption; and

  •
  give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the new preferred securities.

        If the notice of redemption has been given, and the funds deposited as required, then on the date of such deposit:

  •
  Distributions on the new preferred securities called for redemption shall cease;

  •
  such securities will no longer be considered outstanding; and

  •
  the holders will no longer have any rights as holders except the right to receive the redemption price.

        If either the notice of redemption has been given and the funds are not deposited as required on the date of such deposit or if Santander Finance or Banco Santander improperly withholds or refuses to pay the redemption price of the new preferred securities, the distributions will continue to accrue at the rate specified from the redemption date to the date of actual payment of the redemption price.

        In order to comply with certain Spanish capital adequacy regulations in force at the date of this prospectus, neither Santander Finance nor Banco Santander or any of their respective subsidiaries shall at any time purchase new preferred securities, without the prior consent of the Bank of Spain, and in any event not earlier than March 11, 2009. Notwithstanding the foregoing, if Spanish law were to change and such purchases are permitted before March 11, 2009, then, subject to applicable law, Santander Finance, Banco Santander and any of their respective subsidiaries may at any time and from time to time purchase outstanding new preferred securities by tender, in the open market or by private agreement.

        Any new preferred securities so purchased by Santander Finance shall be immediately cancelled.

Voting Rights

        The holders of new preferred securities will not have any voting rights unless either Santander Finance or Banco Santander, under the Guarantee, fails to pay Distributions in full on the new preferred securities for four consecutive income payment periods. In such event, the holders of outstanding new preferred securities, together with the holders of any other Preferred Securities of Santander Finance then also having the right to vote for the election of directors, acting as a single class without regard to series, will be entitled to:

  •
  appoint two additional members of the board of directors of Santander Finance;

  •
  remove any such board member from office; and

  •
  appoint another person(s) in place of such member(s).

        This can be accomplished by either:

  •
  written notice given to Santander Finance by the holders of a majority in liquidation preference; or

  •
  an ordinary resolution passed by the holders of a majority in liquidation preference of the securities present in person or by proxy at a separate general meeting of the holders convened for that purpose.

        If the written notice of the holders is not given as provided in the preceding paragraph, the board of directors of Santander Finance, or a duly authorized committee of the board of directors, is required to convene a separate general meeting for the above purpose, not later than 30 days after this entitlement arises.

        If the board of directors of Santander Finance, or its duly authorized committee, fails to convene this meeting within the required 30-day period, the holders of 10% in liquidation preference of the outstanding new preferred securities and other Preferred Securities of Santander Finance are entitled to convene the meeting. The provisions of the Articles of Santander Finance that relate to the convening and conduct of the general meeting of shareholders will also apply to any separate general meeting. Santander Finance will determine the place where the separate general meeting will be held.

        Immediately following a resolution for the appointment or the removal of additional members to the board of directors, the general meeting of holders shall give notice of such to:

  (1)
  the board of directors of Santander Finance so that it may, where necessary, call a general meeting of the shareholders of Santander Finance; and

  (2)
  the shareholder of Santander Finance, so that they may hold a general meeting of shareholders.

        The shareholder of Santander Finance has undertaken to vote in favor of the appointment or removal of the directors so named by the general meeting of the holders and to take all necessary measures in such regard.

        Once distributions have been paid in full on both the new preferred securities and any other Preferred Securities of Santander Finance for four consecutive distribution periods, any member of the board of directors of Santander Finance that has been appointed in the manner described in the preceding paragraphs is required to vacate office.

        Under the Articles of Santander Finance, its board of directors must have a minimum of three members and a maximum of eleven directors. At the date of this prospectus, the board of directors of Santander Finance has six directors.

        Any amendments or abrogations of the rights, preferences and privileges of the new preferred securities will not be effective, unless otherwise required by applicable law and except:

  •
  with the consent in writing of the holders of at least two-thirds of all the outstanding new preferred securities and Rule 144A Preferred Securities; or

  •
  with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of all the outstanding new preferred securities and Rule 144A Preferred Securities.

        If Santander Finance or Banco Santander under any guarantee, has paid in full the most recent distribution payable on each series of Santander Finance's Preferred Securities, Santander Finance, the holders of its ordinary shares, or its board of directors may, without the consent or sanction of the holders of its Preferred Securities:

  •
  take any action required to issue additional new preferred securities or authorize, create and issue one or more other series of Preferred Securities of Santander Finance ranking equally with the new preferred securities, as to the participation in profits and assets of Santander Finance, without limit as to the amount; or

  •
  take any action required to authorize, create and issue one or more other classes or series of shares of Santander Finance ranking junior to the Preferred Securities, as to the participation in the profits or assets of Santander Finance.

        However, if Santander Finance or Banco Santander under any guarantee, have not paid in full the most recent distribution payable on each series of Preferred Securities, then the prior consent of the holders of at least two thirds in liquidation preference of the outstanding Preferred Securities of Santander Finance will be required to carry out such actions. Such consent may be granted in writing by the holders or with the sanction of a special resolution passed at a separate general meeting of holders.

        The holders of the new preferred securities, by their subscription of such securities, waive all rights of priority, that may arise for being formalized as a Spanish public deed, which would be entitled under Spanish law, with respect to holders of other Preferred Securities of Santander Finance issued after March 11, 2004.

        The vote of the holders of new preferred securities is not required to redeem and cancel the new preferred securities. Spanish law does not impose any restrictions on the ability of holders of Preferred Securities, who are not residents or citizens of Spain to hold or vote such securities.

        If the shareholders of Santander Finance propose a resolution providing for the liquidation, dissolution or winding-up of Santander Finance, the holders of all the outstanding Preferred Securities of Santander Finance:

  •
  will be entitled to receive notice of and to attend the general meeting of shareholders called to adopt this resolution; and

  •
  will be entitled to hold a separate and previous general meeting of holders and vote together as a single class without regard to series on such resolution, but not on any other resolution.

        This resolution will not be effective unless approved by the holders of a majority in liquidation preference of all the outstanding Preferred Securities of Santander Finance.

        The result of the above mentioned vote shall be disclosed at the general shareholders meeting as well as the fact that the shareholder of Santander Finance has undertaken to vote in the correspondent general shareholders meeting in conformity with the vote of the separate general meeting of holders.

        Notice, attendance, or approval is not required if the liquidation, dissolution and winding-up of Santander Finance is initiated due to:

  •
  the liquidation, dissolution or, winding up of Banco Santander; or

  •
  a reduction in shareholders' equity of Banco Santander under Article 169 of the Corporations Law of Spain.

        Santander Finance shall cause a notice of any meeting at which the holders of new preferred securities are entitled to vote, to be mailed to each record holder of new preferred securities. This notice will include a statement regarding:

  •
  the date, time and place of the meeting;

  •
  a description of any resolution to be proposed for adoption at the meeting at which the holders are entitled to vote; and

  •
  instructions for the delivery of proxies.

Registrar, Transfer Agent and Paying Agent

        The Bank of New York, presently located at 101 Barclay Street, New York, New York, will act as registrar, transfer agent and paying agent for the new preferred securities, which together with its successors and assigns, we will refer to as "the Paying Agent."

Transfer

        The transfer of a new preferred security, and the benefit of the Guarantee, may be registered by surrendering the certificate evidencing the new preferred security to be transferred together with the form of transfer endorsed on it duly completed and executed, at the office of the registrar.

        Santander Finance will register transfers of new preferred securities without charge but with payment (or the giving of such indemnity for the benefit of Santander Finance as the registrar may require) for any tax or other governmental charges, which may be imposed in relation to the transfer.

        Santander Finance will not register the transfer of any new preferred securities after such securities have been called for redemption.

Replacement of Lost Certificates

        If any certificate for new preferred securities is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same security may be issued to the record holder upon request but subject to either delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such pre-conditions of indemnity and payment of Santander Finance's out-of-pocket expenses related to such request as the board of directors of Santander Finance may then determine.

Notices

        Notices, including notice of any redemption of the new preferred securities, will be given by Santander Finance so long as any Rule 144A preferred securities and new preferred securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange so requires, (i) by publication in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in a leading daily newspaper in English and having a general circulation in Europe and (ii) by mail to DTC, Euroclear and Clearstream, Luxembourg (in each case not less than 30 nor more than 60 days prior to the date of the act or event to which such notice relates).

        Notices to registered holders of the new preferred securities will be mailed to them or, if there is more than one holder of any new preferred security, to the first named holder of that new preferred security at their respective addresses in the register and shall be deemed to have been given on the day after the date of mailing.

        Any notice published in a newspaper shall be deemed to have been given on the date of publication or, if so published more than once or on different dates, on the date of first publication. Notices required to be given in more than one newspaper shall not be deemed to be given until published in each newspaper.

Miscellaneous

        Santander Finance is not subject to any mandatory redemption or sinking fund provisions on the new preferred securities. Holders of new preferred securities have no preemptive rights.

Book-Entry System; Delivery and Form

        The new preferred securities will be issued in the form of one global preferred security in fully registered form, a global preferred security. The global preferred security will be deposited with, or on behalf of DTC and registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global preferred security directly through DTC if they are participants in DTC's book-entry system or indirectly through organizations which are participants in such system.

        For so long as the new preferred securities are represented by the Global Preferred Security Certificate, beneficial interests in such new preferred securities will be transferable only in accordance with the rules and procedures of DTC in effect at such time. Beneficial interests in the new preferred securities represented by the Global Preferred Security Certificate may be transferred to investors who take delivery in the form of a beneficial interest in the new preferred securities represented by the Global Preferred Security Certificate, without any written certification from the transferor or the transferee.

        Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the new preferred securities represented by the Global Preferred Security Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        The Paying Agent is not required to register the transfer of any new preferred security that has been called for redemption.

        So long as DTC or its nominee is the holder of the Global Preferred Security Certificate, DTC or its nominee will be considered the sole holder of such Global Preferred Security Certificate for all purposes. No direct participant, indirect participant or other person will be entitled to have new preferred securities registered in its name, receive or be entitled to receive physical delivery of new preferred securities in definitive form or be considered the owner or holder of the new preferred securities. Each person having an ownership or other interest in new preferred securities must rely on the procedures of DTC, and, if a person is not a participant in DTC, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder of the new preferred securities.

        Payments of any amounts in respect of the Global Preferred Security Certificate will be made by the Paying Agent to DTC. Payments will be made to beneficial owners of the new preferred securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither the Issuer, the Bank nor the Paying Agent nor any of their respective agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC and any beneficial owner of an interest in a Global Preferred Security Certificate, or the failure of DTC or any intermediary to pass through to any beneficial owner any payments that the Paying Agent makes to DTC.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic securities certificates. DTC participants include securities brokers and dealers, including parties that may act as underwriters, dealers or agents with respect to the securities, banks, trust companies, clearing corporations and certain other organizations, some of which, along with certain of their representatives and others, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly."

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC's rules and operating procedures and will be settled in same day funds.

Governing Law, Submission to Jurisdiction and Consent to Service

        The new preferred securities will be governed by Spanish law.

        We have consented to the non-exclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, the City of New York, New York, United States, and any appellate court from any thereof, and have waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the new preferred securities. We have appointed Banco Santander Central Hispano, S.A., New York Branch, located in the City of New York, as our initial authorized agent upon which all writs, processes and summonses may be served in any suit, action or proceeding brought in connection with new preferred securities against us in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, the City of New York, and have agreed that such appointment shall be irrevocable so long as any of the new preferred securities or any of the Rule 144A preferred securities remain outstanding or until the irrevocable appointment by us of a successor in the City of New York as our authorized agent for such purpose and the acceptance of such appointment by such successor.

Luxembourg Registrar, Paying and Transfer Agent

        So long as any Rule 144A preferred securities and any new preferred securities exchanged for such Rule 144A preferred securities remain listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, Santander Finance will continue to maintain a paying and transfer agent in Luxembourg. The Bank of New York (Luxembourg) SA at Aerogolf Centre 1A Hoehenhof, L-1736 Senningerber, Luxembourg is the paying and transfer agent in Luxembourg. Transfers of new preferred securities may be made at the office of the paying and transfer agent. Since the new preferred securities will be registered new preferred securities in book-entry form, all payments in respect of the new preferred securities and transfers of new preferred securities will generally be made directly through DTC and its participants. See "—Book-Entry Form," for further details.

DESCRIPTION OF THE GUARANTEE

        This section describes the general terms and conditions of the Payment and Guarantee Agreement dated March 8, 2004, which we will refer to as the "Guarantee," that Banco Santander executed and delivered for the benefit of the holders of the new preferred securities and Rule 144A preferred securities.

        Because this is only a summary, it does not contain all the details found in the full text of the Guarantee. If you would like additional information, you should read the full text of the Guarantee, a copy of which will be provided upon request.

General

        Subject to the restrictions specified in this prospectus, and unless paid by Santander Finance, Banco Santander will pay, in full, to the holders of new preferred securities, the Guarantee payments, as defined below, as and when due, regardless of any defense, right of set-off or counterclaim which Santander Finance may have or assert.

        The following payments, if not paid by Santander Finance, which are referred to as Guarantee payments, will be subject to the Guarantee, without duplication:

  •
  any accrued and unpaid Distributions for the most recent distribution period;

  •
  the redemption price for any new preferred securities redeemed by Santander Finance; and

  •
  the liquidation distribution per new preferred security described under "Description of the New Preferred Securities—Liquidating Distributions."

        A holder of new preferred securities may enforce the Guarantee directly against Banco Santander, and Banco Santander will waive any right or remedy to require that any action be brought against Santander Finance or any other person or entity before proceeding against Banco Santander. The Guarantee will not be discharged except by payment of the Guarantee payments in full and by complete performance of all obligations of Banco Santander under the Guarantee.

        The Guarantee constitutes a guarantee of payment and not of collection only.

        Santander Finance is a wholly owned subsidiary of Banco Santander. Under the Guarantee, as long as any new preferred securities are outstanding, Banco Santander has agreed to maintain 100% ownership in the ordinary shares of Santander Finance.

Distributions

        Banco Santander will not be obligated to make any guarantee payments on related Distributions (including accrued and unpaid Distributions relating to any payment upon redemption or liquidation distribution) on any new preferred securities, if the related payment together with:

  •
  any other distributions previously paid during the then-current fiscal year and

  •
  any distributions proposed to be paid during the then-current calendar quarter, in each case on or in respect of

  •
  the new preferred securities and any other Preferred Securities, and

  •
  all other preferred securities issued by Banco Santander ranking equally as to participation in profits with Banco Santander's obligations under the Guarantee,

        would exceed the amount of Distributable Profits, as defined below, of Banco Santander for the preceding fiscal year.

        Even if Distributable Profits are sufficient, Banco Santander will not be obligated to make any payment under the Guarantee if under the applicable Spanish banking regulations affecting banks that fail to meet their capital ratios on a parent company only basis or on a consolidated basis, Banco Santander would be limited in making payments on preferred securities that it issued ranking equally as to participation in profits with Banco Santander's obligations under the Guarantee.

        If the Guarantee payments cannot be made in full due to such limitations, the payments will be made pro rata in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no limitation.

        "Distributable profits" means, for any fiscal year, Banco Santander's reported net profit, determined after tax and extraordinary items for that year, as derived from Banco Santander's audited, non-consolidated profit and loss account prepared in accordance with generally accepted accounting principles in Spain and under the requirements and guidelines of the Bank of Spain and other Spanish law in effect at the time of the preparation even if not yet approved at the general shareholders meeting. In the event that on any distribution payment date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of Banco Santander as reported in the financial statements delivered to the Bank of Spain referred as to December 31st in respect of the preceding fiscal year.

Redemption Price

        Under the Guarantee, Banco Santander will guarantee the payment of the full amount of the redemption price on the new preferred securities that Santander Finance may redeem. However, if this redemption price includes accrued and unpaid distributions from the current distribution payment period to the date of redemption, Banco Santander's obligation to pay this portion of the redemption price will be subject to the limitation described above under the section entitled "—Distributions."

Liquidating Distributions

        If at the time that any liquidation distributions are to be paid pursuant to the Guarantee in respect of the new preferred securities, proceedings are pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of Banco Santander or for a reduction in Banco Santander's shareholders' equity pursuant to Article 169 of the Corporations Law of Spain, then payments for such liquidation distributions and any liquidation distributions payable with respect to:

  •
  the most senior preferred securities (if any) of Banco Santander; and

  •
  all other Preferred Securities

        will not exceed the liquidation distributions that would have been payable from the assets of Banco Santander (after payment in full in accordance with Spanish law of all creditors of Banco Santander, including holders of its subordinated debt, but excluding holders of any guarantee or other contractual right expressly ranking equally with or junior to the Guarantee) had all the Preferred Securities been issued by Banco Santander and ranked:

  •
  junior to all liabilities of Banco Santander;

  •
  equally with the most senior preferred securities, if any, of Banco Santander; and

  •
  senior to Banco Santander's ordinary shares.

        In the event of any liquidation or winding up of Banco Santander or a reduction in its shareholders' equity pursuant to Article 169 of the Spanish Corporation Law, Banco Santander will exercise its voting rights in order to wind up Santander Finance subject to the prior consent of the

Bank of Spain. In this case, holders of the new preferred securities right to receive liquidation distributions will be limited as described above.

        If the payments described above cannot be made in full due to this limitation, the payments will be made pro rata in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no such limitation.

Status

        The Guarantee constitutes an unsecured obligation of Banco Santander which:

  •
  ranks junior to all liabilities of Banco Santander, including subordinated liabilities (other than any guarantee or contractual right expressly ranking equally with or junior to the Guarantee);

  •
  ranks equally to the most senior preferred securities, if any, issued by Banco Santander or any obligations of Banco Santander under any guarantee issued by it relating to any Preferred Securities; and

  •
  ranks senior to Banco Santander's ordinary shares.

        Each holder of new preferred securities by its acquisition of new preferred securities, will be deemed to waive all other priorities that Spanish law or regulations may confer at any time, including those arising from articles 92 and 158 of Law 22/2003 of 9 July 2003 (Ley Concursal).

        If any amount required to be paid pursuant to the Guarantee in respect of a distribution payable during the most recent quarterly distribution period has not been paid, due to the limitation on Distributable Profits described above under the section entitled "Distributions" above or otherwise, then:

  •
  no dividends (other than in the form of Bank's ordinary shares or other shares of Banco Santander ranking junior to the obligations of Banco Santander under the Guarantee) will be declared or paid or set apart for payment, or other distribution made, upon Banco Santander's ordinary shares or any other shares of Banco Santander ranking junior to the Guarantee; and

  •
  Banco Santander will not redeem, repurchase or otherwise acquire for any consideration (including any amounts to be paid or made available for a sinking fund for redemption of any Banco Santander ordinary shares), Banco Santander's ordinary shares or any other shares of Banco Santander ranking junior to the obligations of Banco Santander under the Guarantee (except by conversion into or exchange for shares of Banco Santander ranking junior to the Guarantee)

until such time as either Santander Finance, or Banco Santander, in accordance with the Guarantee, shall have resumed the payment of, or set aside payment with respect to, full Distributions on the new preferred securities for four consecutive quarterly distribution periods.

        The obligations of Banco Santander ranking equally with the Guarantee are Banco Santander's guarantees with respect to the following issues of preference shares and preferred securities:

  •
  Banco Santander Finance Limited preference shares: 6.25% Series L issued for DM 500 million on May 20, 1998; 6.15% Series M issued for €250 million on August 5, 1998; and 8,625% Series Q issued for $300 million on October 6, 2000;

  •
  BCH Capital Limited's 9.43% Series B Preferred Securities issued for $230 million on July 12, 1995; and

  •
  Santander Finance Capital, S.A., Unipersonal Fixed (the first two distribution periods) and Floating Rate Preferred Securities Series I, II and III issued for €450 million on October 7,

    2003, €400 million on February 18, 2004 and €750 million on July 30, 2004; and Series IV Preferred Securities for €680 million (which will be issued on September 30, 2004).

Other Guarantees

        Banco Santander will not issue any preferred securities or preference shares ranking senior to its obligations under the Guarantee and will not guarantee payments on Preferred Securities of any direct or indirect subsidiary if that guarantee would rank senior to the Guarantee (including, without limitation, any guarantee that would provide a priority of payment with respect to Distributable Profits) unless the Guarantee is amended to give to the holders of new preferred securities the rights and entitlements as are contained in or attached to such preferred securities or preference shares or such other guarantee, such that the Guarantee ranks equally with, and contains substantially equivalent rights of priority on payment of Distributable Profits, if any, as such preferred securities or preference shares or other guarantee.

        "Subsidiary" means an entity in which the Bank owns, directly or indirectly, a majority of the voting shares.

General

        Banco Santander shall not assign its obligations under the Guarantee without the prior approval of the holders of not less than two thirds in liquidation preference of the outstanding new preferred securities and Rule 144A preferred securities or by special resolution adopted at a general meeting of the holders (Junta General Especial de Participes) and approved by holders of at least two thirds of the liquidation preference of the outstanding new preferred securities and Rule 144A preferred securities; provided, however, that the foregoing shall not preclude Banco Santander from merging or consolidating with, or transferring or otherwise assigning all or substantially all of its assets to, a banking organization or any other entity permitted by applicable laws without obtaining any approval of such holders.

        Under the terms of the Guarantee, Banco Santander has undertaken to maintain the ownership of 100% of the ordinary shares of Santander Finance, directly or indirectly, as long as any new preferred securities are outstanding.

Amendments

        Except as described in "—Other Guarantees" above, and except for any changes which do not adversely affect the rights of holders, in which case no vote will be required, the Guarantee may be changed only by agreement in writing with the prior approval of the holders of not less than two-thirds in liquidation preference of all new preferred securities and Rule 144A preferred securities, or by a special resolution adopted at a general meeting of holders (Junta General Especial de Partícipes) and approved by the holders of not less than two-thirds in liquidation preference of all the new preferred securities and Rule 144A preferred securities.

Subrogation

        Under the Guarantee, Banco Santander will be subrogated to all rights that the holders of new preferred securities may have against Santander Finance for amounts that Banco Santander paid to those holders under the Guarantee and Banco Santander will have the right to waive payment of any amount of distributions that it has made to those holders.

        Banco Santander will not, except as required by mandatory provisions of law, exercise any rights that it may acquire by subrogation, indemnity, reimbursement or other agreement, as a result of a payment under the Guarantee, if, at the time of that payment, any amounts are due and unpaid under the Guarantee.

        If any amount on the new preferred securities is paid to Banco Santander in violation of the preceding paragraph, Banco Santander will pay that amount to the holders of the new preferred securities.

Termination of the Guarantee

        The Guarantee will terminate upon:

  •
  payment of the redemption price of all outstanding new preferred securities covered by the Guarantee; or

  •
  payment of the new preferred securities' liquidation distribution.

        The Guarantee will continue to be effective, or will be reinstated, if at any time a holder of a new preferred security is required to restore payment of any sums paid on such new preferred security or under the Guarantee.

Governing Law

        The Guarantee will be governed by, and construed in accordance with the laws of the State of New York.

THE EXCHANGE OFFER

        In a registration rights agreement between Banco Santander, Santander Finance and the initial purchaser of the Rule 144A preferred securities, we agreed to:

          (1)   use our reasonable best efforts to file with the SEC within 180 days after the initial issuance of the Rule 144A preferred securities a registration statement relating to an offer to exchange the Rule 144A preferred securities for securities with terms identical in all material respects to the terms of the Rule 144A preferred securities, except that the new preferred securities will not contain terms with respect to transfer restrictions under the Securities Act and will not provide for the payment of liquidated damages as described below;

          (2)   use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 270 days after the initial issuance of the Rule 144A preferred securities;

          (3)   use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer;

          (4)   use our reasonable best efforts to cause the exchange to be completed within 300 days after the initial issuance of the Rule 144A preferred securities; and

          (5)   provided that the new preferred securities meet the minimum listing requirements of the New York Stock Exchange, use our reasonable best efforts to list the new preferred securities on the New York Stock Exchange within 30 days following the registration statement being declared effective by the SEC.

        The registration rights agreement provides that if

  •
  we do not file with the SEC a registration statement which we are required to file under the registration rights agreement within the applicable 180-day period specified in the registration rights agreement and described above;

  •
  the SEC does not declare a registration statement effective within the applicable 270-day period specified in the registration rights agreement and described above;

  •
  we do not consummate the exchange offer within 300 days after the initial issuance of the Rule 144A preferred securities;

  •
  the SEC does not declare effective a shelf registration statement within the applicable 300-day period specified in the registration rights agreement; or

  •
  provided that the new preferred securities met the minimum listing requirements of the New York Stock Exchange, the new preferred securities are not listed on the New York Stock Exchange on or prior to the 30th calendar day after the SEC declares a registration effective;

then we are obligated to pay in addition to the Distributions otherwise payable on the Rule 144A preferred securities liquidated damages at a rate of 0.50% per year from the date on which any such registration default shall occur to the date on which the registration default has been cured. In no event will the liquidated damages on the Rule 144A preferred securities exceed 0.50% per year.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Rule 144A preferred securities in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Luxembourg Undertakings

        The Luxembourg Stock Exchange has been informed of the commencement of the exchange offer and notice of the commencement of the exchange offer will be published in the Luxemburger Wort, a daily newspaper of general circulation in Luxembourg. You may obtain documents relating to the exchange offer at the offices of our paying and transfer agent in Luxembourg, The Bank of New York (Luxembourg) SA, located at Aerogolf Centre 1A Hoehenhof, L-1736 Senningerber, Luxembourg. If we decide to extend the period for exchanging the Rule 144A preferred securities, we will promptly notify the Luxembourg Stock Exchange and will also publish notice of the same in a daily newspaper of general circulation in Luxembourg. We will prepare a supplement to this prospectus in order to confirm the result of the exchange offer, confirming the amount of Rule 144A preferred securities that were exchanged, the amount of Rule 144A preferred securities that remain outstanding following the exchange offer, if any, and the amount of new preferred securities then outstanding, with their ISIN and common codes. We will notify the Luxembourg Stock Exchange of the results of the exchange offer as soon as it has been completed and will simultaneously publish such notice in a daily newspaper of general circulation in Luxembourg.

Terms of the Exchange Offer; Period for Tendering Rule 144A Preferred Securities

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Rule 144A preferred securities which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  •
  When you tender to us Rule 144A preferred securities as provided below, our acceptance of the Rule 144A preferred securities will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  •
  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Rule 144A preferred securities. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Rule 144A preferred securities at their addresses listed in the transfer agent's register with respect to the Rule 144A preferred securities.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on October 28, 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means 5:00 p.m., New York City time, on October 28, 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

  •
  As of the date of this prospectus, 7,600,000 shares of the Rule 144A preferred securities were outstanding. The exchange offer is not conditioned upon any minimum amount of Rule 144A preferred securities being tendered.

  •
  Our obligation to accept Rule 144A preferred securities for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

  •
  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Rule 144A preferred securities, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Rule 144A preferred securities previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any Rule 144A preferred securities not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  •
  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Rule 144A preferred securities that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

  •
  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Rule 144A preferred securities as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, and we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  •
  Holders of Rule 144A preferred securities do not have any appraisal or dissenters' rights in connection with the exchange offer.

  •
  Rule 144A preferred securities which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding but, after consummation of the exchange offer, will not be entitled to liquidated damages or further registration rights under the registration rights agreement.

  •
  Rule 144A preferred securities that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

  •
  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

  •
  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "—Resales of the New Preferred securities."

  •
  We will be entitled to close the exchange offer as long as we have accepted all the Rule 144A preferred securities validly and lawfully tendered and not withdrawn in accordance with the terms of the exchange offer.

  Important rules concerning the exchange offer

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of Rule 144A preferred securities tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

  •
  We reserve the absolute right to reject any and all tenders of any particular Rule 144A preferred securities not properly tendered or to not accept any particular Rule 144A preferred securities which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Rule 144A preferred securities either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Rule 144A preferred securities in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Rule 144A preferred securities for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  •
  Our interpretation of the terms and conditions of the exchange offer as to any particular Rule 144A preferred securities either before or after the expiration date shall be final and binding on all parties.

  •
  Neither Banco Santander, Santander Finance, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Rule 144A preferred securities for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Rule 144A Preferred Securities

  What to submit and how

        If you, as the registered holder of a Rule 144A preferred security, wish to tender your Rule 144A preferred securities for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York at the address set forth below under "Exchange Agent" on or prior to the expiration date.

        In addition,

        (1)   certificates for Rule 144A preferred securities must be received by the exchange agent along with the letter of transmittal, or

        (2)   a timely confirmation of a book-entry transfer of Rule 144A preferred securities, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

        (3)   you must comply with the guaranteed delivery procedures described below.

        The method of delivery of Rule 144A preferred securities, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Rule 144A preferred securities should be sent to us.

How to sign your letter of transmittal and other documents

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed unless the Rule 144A preferred securities being surrendered for exchange are tendered

        (1)   by a registered holder of the Rule 144A preferred securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

        (2)   for the account of an eligible institution (as defined below).

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

  •
  a commercial bank or trust company having an office or correspondent in the United States.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Rule 144A preferred securities, the Rule 144A preferred securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Rule 144A preferred securities and with the signature guaranteed.

        If the letter of transmittal or any Rule 144A preferred securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Rule 144A Preferred Securities for Exchange; Delivery of New Preferred Securities

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Rule 144A preferred securities properly tendered and will issue the new preferred securities promptly after acceptance of the Rule 144A preferred securities. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, Santander Finance will issue new preferred securities in exchange for Rule 144A preferred securities that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for Rule 144A preferred securities and a properly completed and duly executed letter of transmittal, or

  •
  a timely book-entry confirmation of transfer of Rule 144A preferred securities into the exchange agent's account at DTC using the book-entry transfer procedures described below and timely receipt by the exchange agent of an agent's message, as described below.

        If Santander Finance does not accept any tendered Rule 144A preferred securities for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Rule 144A preferred securities in a greater principal amount than you wish to exchange, Santander Finance will return any unaccepted or non-exchanged Rule 144A preferred securities without expense to the tendering holder or, in the case of Rule 144A preferred securities tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged Rule 144A preferred securities will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the Rule 144A preferred securities at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Rule 144A preferred securities by causing DTC to transfer Rule 144A preferred securities into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the Rule 144A preferred securities so tendered will only be made after timely confirmation of book-entry transfer of Rule 144A preferred securities into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering Rule 144A preferred securities that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

        Although delivery of Rule 144A preferred securities may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "—Exchange Agent" on or prior to the expiration date.

        If your Rule 144A preferred securities are held through DTC, you must complete a form called "Instructions to Registered holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your Rule 144A preferred securities of your intention to tender your Rule 144A preferred securities or not tender your Rule 144A preferred securities. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and Santander Finance will not be able to accept your tender of Rule 144A preferred securities until the exchange agent receives a book-entry confirmation and agent's message from DTC with respect to your Rule 144A preferred securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

        If you are a registered holder of Rule 144A preferred securities and you want to tender your Rule 144A preferred securities but your Rule 144A preferred securities are not immediately available, or time will not permit your Rule 144A preferred securities to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

        (1)   the tender is made through an eligible institution,

        (2)   prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

  •
  the name and address of the holder of Rule 144A preferred securities;

  •
  the amount of Rule 144A preferred securities tendered,

  •
  the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Rule 144A preferred securities, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

        (3)   the certificates for all physically tendered Rule 144A preferred securities, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You can withdraw your tender of Rule 144A preferred securities at any time on or prior to the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

  •
  the name of the person having tendered the Rule 144A preferred securities to be withdrawn;

  •
  the Rule 144A preferred securities to be withdrawn;

  •
  the number of Rule 144A preferred securities to be withdrawn;

  •
  if certificates for Rule 144A preferred securities have been delivered to the exchange agent, the name in which the Rule 144A preferred securities are registered, if different from that of the withdrawing holder;

  •
  if certificates for Rule 144A preferred securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

  •
  if Rule 144A preferred securities have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Rule 144A preferred securities and otherwise comply with the procedures of that facility.

        Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Rule 144A preferred securities so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

        If you have properly withdrawn Rule 144A preferred securities and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Rule 144A preferred securities" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, Santander Finance will not be required to accept for exchange, or to issue new preferred securities in exchange for, any Rule 144A preferred securities and may terminate or amend the exchange offer, if at any time before the acceptance of Rule 144A preferred securities for exchange or the exchange of the new preferred securities for Rule 144A preferred securities, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

        That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

        In addition, Santander Finance will not accept for exchange any Rule 144A preferred securities tendered, and no new preferred securities will be issued in exchange for any Rule 144A preferred securities, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Mail:
The Bank of New York
Tender & Exchange Department
P.O. Box 11248
Church Street Station
New York, NY 10286-1248

By Hand or Overnight Delivery:
The Bank of New York
Tender & Exchange Department—11 West
101 Barclay Street
Receive and Deliver Window—Street Level
New York, NY 10286
 Telephone: 1-800-507-9357

        Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Information Agent

        D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be delivered to the information agent by contacting the agent as follows:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call toll-free 888-628-9011

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Transfer Taxes

        Holders who tender their Rule 144A preferred securities for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new preferred securities in the name of, or request that Rule 144A preferred securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Preferred Securities

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new preferred securities would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

        By participating in this exchange offer and executing, or otherwise becoming bound by, the letter of transmittal each holder of the Rule 144A preferred securities represents that:

          (1)   it is not our "affiliate", within the meaning of Rule 405 under the Securities Act;

          (2)   any new preferred securities received by it will be acquired in the ordinary course of its business;

          (3)   it has no arrangement or understanding with any person to participate in the distribution of the Rule 144A preferred securities or new preferred securities within the meaning of the Securities Act;

          (4)   is not engaged in, and does not intend to engage in, the distribution of the new preferred securities within the meaning of the Securities Act;

          (5)   if that holder is a broker-dealer, it will receive new preferred securities in exchange for Rule 144A preferred securities that were acquired for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new preferred securities; and

          (6)   if that holder is a broker-dealer, it did not purchase the Rule 144A preferred securities being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

        Any purchaser of Rule 144A preferred securities who is not able to make these representations is a "restricted holder." As a restricted holder you

          (1)   will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters referred to above;

          (2)   will not be able to tender your Rule 144A preferred securities in the exchange offer; and

          (3)   must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new preferred securities unless that sale or transfer is made using an exemption from those requirements or in a transaction not subject to the Securities Act.

        In addition, in connection with any resales of new preferred securities, any broker-dealer who holds Rule 144A preferred securities acquired for its own account as a result of market-making or other trading activities and who receives new preferred securities in exchange for such Rule 144A preferred securities pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new preferred securities, other than a resale of an unsold allotment from the original sale of the Rule 144A preferred securities, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, for a period of 90 days following the expiration date of the exchange offer, participating broker-dealers will be entitled to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange preferred securities, subject to exceptions, including our right to suspend the use of that prospectus as described above.

        Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new preferred securities.

TAXATION

        The following discussion is a summary of all material U.S. federal and Spanish income tax consequences of the purchase, ownership and disposition of the new preferred securities.

        The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the new preferred securities and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, investors that do not hold their new preferred securities as capital assets, investors holding the new preferred securities as a part of a hedging transaction or as a position in a straddle, and investors whose functional currency is not the U.S. dollar) may be subject to special rules.

        This summary is based on tax laws in effect in the United States and the Kingdom of Spain and on administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

        PROSPECTIVE PURCHASERS OF THE NEW PREFERRED SECURITIES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S., SPANISH OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW PREFERRED SECURITIES, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Although the U.S. tax discussions below do not purport to describe all of the U.S. tax considerations that may be relevant to a prospective purchaser of the new preferred securities, such discussions, insofar as they relate to U.S. federal income tax matters currently applicable to U.S. Holders of the new preferred securities (as defined below) accurately reflect the material tax consequences of owning new preferred securities.

United States Taxation of Exchange

        The exchange of Rule 144A preferred securities for new preferred securities in the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. For such purposes, a holder will have the same tax basis and holding period in the new preferred securities as it did in the Rule 144A preferred securities at the time of such exchange.

United States Taxation

        The following discussion is limited to U.S. Holders of new preferred securities. For the purposes of the discussion, a "U.S. Holder" is a beneficial owner of new preferred securities that (i) beneficially owns (directly or indirectly) less than 10% of Santander Finance's voting stock and that (ii) is a citizen or resident of the United States, a United States corporation or a holder otherwise subject to U.S. federal income taxation on a net income basis in respect of the new preferred securities.

        Taxation of Distribution Payments.    Subject to the discussion under the heading "Certain Anti-Deferral Rules" below, distributions by Santander Finance will constitute dividend income for U.S. federal income tax purposes to the extent made from Santander Finance's current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any distribution by Santander Finance exceeds Santander Finance's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder's tax basis in the new preferred securities (thereby increasing any gain or decreasing any loss realized on the subsequent disposition of the new preferred securities) and thereafter as capital gain.

        Distributions with respect to new preferred securities that are taxable as dividends generally will constitute foreign-source income for purposes of determining a U.S. Holder's overall limitation on foreign taxes eligible for credit in a taxable year. However, a U.S. Holder's limitation on foreign taxes eligible for credit must be calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Santander Finance generally will constitute "passive income" or, under certain circumstances, "financial services income."

        Distributions that are taxable as dividends will not be eligible for the dividends received deduction allowed to domestic corporations. Further, taxable distributions made to a U.S. Holder by a foreign corporation generally are subject to tax at marginal rates applicable to ordinary income. However, dividends paid to U.S. individuals by a "qualified foreign corporation" may be subject to tax at a lower rate (in taxable years beginning on or before December 31, 2008) than otherwise would be applied to items of ordinary income. To be eligible for such lower rate, an investor must (i) satisfy certain share holding period requirements with respect to each dividend payable and (ii) not be obligated to make related payments (e.g., substitute dividend payments) or otherwise pay over the dividend to another person as a result of positions held in substantially similar or related property. An investor generally will meet the share holding period requirements if such individual holds the shares without a diminished risk of loss for more than 60 days during a 120-day period that begins 60 days before the relevant ex-dividend date.

        Subject to the assumptions that Santander Finance is not a FPHC, FIC or PFIC (as discussed under the heading "Certain Anti-Deferral Rules" below), each distribution in respect of NYSE-listed new preferred securities that is taxable as a dividend and for which the recipient satisfies the requirements of the foregoing paragraph will be eligible to be taxed at the lower rate described above. Subject to the assumptions set forth in the foregoing sentence and until such time as new preferred securities are listed on the NYSE, each distribution in respect of new preferred securities that is taxable as a dividend should be eligible to be taxed at the lower rate described above, so long as 80% or more of the new preferred securities is owned by "qualified persons." For purposes of the foregoing sentence, the term "qualified persons" includes any U.S. citizen, individual tax resident of the U.S. or Spain, tax-exempt U.S. pension or profit-sharing trust, or U.S. or Spanish corporation whose principal class of shares is subject to regular and substantial trading on any Spanish stock exchange, the NASDAQ system or any national securities exchange registered with the SEC for purposes of the Securities Exchange Act of 1934. Santander Finance or its agents will inform you annually as to the amount and likely character of distributions made on new preferred securities. However, circumstances unique to each U.S. Holder may influence the manner in which tax is levied with respect to such distributions, and you therefore are urged to consult your tax adviser regarding the U.S. federal income tax consequences of owning new preferred securities.

        Capital Gains.    U.S. Holders generally will be subject to U.S. federal income tax on any gain derived from the sale or other disposition of the new preferred securities. Gain or loss on the disposition of the new preferred securities will be measured by the difference between the amount realized upon the disposition and the U.S. Holder's tax basis in the new preferred securities. Subject to the discussion under the heading "Certain Anti-Deferral Rules" below, such gain generally will be long-term capital gain if the new preferred securities were held for more than one year. Capital gain realized by a U.S. Holder on the sale or other disposition of the new preferred securities generally will be treated as U.S.—source income. A redemption by Santander Finance of new preferred securities generally will be treated for U.S. federal income tax purposes as a sale or exchange on which gain or loss is recognized.

        Certain Anti-Deferral Rules.    The U.S. federal income tax laws contain certain "anti-deferral" rules that may alter the manner in which a U.S. Holder is taxed in respect of income or gain related to new preferred securities. Neither Banco Santander nor Santander Finance believes that Santander Finance will be treated as a "foreign personal holding company," (a "FPHC") or "foreign investment company" (a "FIC") during its current fiscal year. Banco Santander has represented that neither it nor Santander

Finance is or will become a "passive foreign investment company" (a "PFIC") and that it will use its reasonable best efforts to ensure that Santander Finance will not become a PFIC.

        Despite the foregoing, you might be subject to certain unfavorable tax rules with respect to your investment in new preferred securities if Santander Finance was found to be a FPHC, FIC or PFIC in any year in which you hold an interest therein. For instance, if Santander Finance was found to be a FPHC, FIC or PFIC then, among other consequences, distributions on new preferred securities that are taxable as dividends would not be eligible for the reduced rate of tax described above.

        In addition, if the new preferred securities were shares of a PFIC for any fiscal year, certain adverse tax consequences could apply to U.S. Holders unless certain U.S. tax elections were made. These adverse consequences include the potential for additional taxes and interest charges on certain distributions and on any gain recognized on the disposition of the new preferred securities. These taxes would be assessed at the highest marginal rate of tax applicable to corporations or individuals, as appropriate, for the relevant periods. A U.S. Holder also would be subject to additional U.S. tax filing requirements for each year the U.S. Holder holds the new preferred securities. Accordingly, if Santander Finance concludes that it is a PFIC for any fiscal year, it will promptly inform the holders of new preferred securities as to its conclusion and provide such information as is reasonably required in order to enable holders to (i) satisfy relevant U.S. tax reporting requirements arising as a result of Santander Finance's PFIC status and (ii) make available U.S. tax elections.

Spanish Taxation

        The following summary refers solely to the principal Spanish tax consequences of the ownership and disposition of the new preferred securities by a holder who beneficially owns the new preferred securities and (i) who is an individual or corporation not resident for tax purposes in the Kingdom of Spain, and (ii) whose holding of the new preferred securities is not effectively connected to a permanent establishment in Spain through which such person carried on business or trade in Spain ("Non-Resident Holder").

        This summary is not a complete analysis or listing of all the possible tax consequences of such ownership or disposition of the new preferred securities. Prospective investors therefore should consult their tax advisors with respect to the Spanish and other tax consequences of the ownership and disposition of the new preferred securities. The statements regarding Spanish tax laws set out below are based on those laws in force on the date of this prospectus.

        For Spanish tax purposes the holding of the new preferred securities will not in and of itself cause a non-Spanish resident to be considered a resident of Spain nor to be considered to have a permanent establishment in Spain.

Spanish Non-Resident Income Tax

General

        Law 19/2003 of 4 July on Foreign Capital Transfers and Financial Transactions and on Certain Measures to prevent money laundering ("Ley 19/2003, de 4 de Julio, sobre el Régimen Jurídico de los Movimientos de Capitales y de las Transacciones Económicas con el Exterior y sobre determinadas medidas del blanqueo de capitales") ("Law 19/2003") which came into force in Spain on 6 July 2003, established new rules governing the issuance of preference shares and debt instruments by Spanish financial and non-financial entities, whether directly or through a group subsidiary incorporated either in Spain or in a European Union Member State (other that tax havens as defined in Royal Decree 1080/1991 of 5 July 1991).

        On the basis that Santander Finance is resident in Spain for tax purposes, Law 19/2003 will apply to the new preferred securities.

Taxation of Distributions

        Under Spanish Law, Distributions made by Santander Finance to a Non-Resident Holder in respect of the new preferred securities will not be subject to taxation in Spain and no withholding tax will be required on such Distributions, except in the case of Distributions to non-Resident Holders (i) which are resident or nationals of, located in, or obtain the income through, a tax haven territory or (ii) who fail to comply with certain tax residency certification procedures. In the case of (i) or (ii) above, Spanish Non-Resident Income Tax (NRIT), at the rate of 15%, will be levied on Distributions derived from the new preferred securities.

        As described in more detail below under "Withholding Tax Exemption Procedure for Non-Spanish Resident Holders", Santander Finance, Banco Santander and the paying agent have agreed certain procedures with DTC to facilitate the identification of those Non-Resident Holders who intend to apply for exemption from Spanish withholding tax on account of Spanish taxes.

        In any event, Non-Resident Holders entitled to exemption from Spanish withholding tax who do not provide timely evidence of their tax residency in accordance with the procedure described in detail below, may obtain a refund of the amount withheld from the Spanish Tax Authorities by following the standard refund procedure described under "Spanish Refund Procedure" below.

Spanish Wealth Tax

        Under Law 19/1991 (Ley 19/1991, de 6 de junio, del Impuesto sobre el Patrimonio) individual Non-Resident Holders of the new preferred securities may be subject to Spanish Wealth Tax, only in respect of the new preferred securities, to the extent that rights attaching to such new preferred securities are exercisable within the Spanish territory. Non-Resident Holders who benefit from an applicable Double Taxation Treaty will generally not be subject to the Spanish Wealth Tax since most Double Taxation Treaties entered into by Spain provide for taxation only in the Non-Resident Holder's country of residence.

Spanish Inheritance and Gift Taxes

        According to Law 29/1987 (Ley 29/1987, de 18 de diciembre, del Impuesto sobre Sucesiones y Donaciones) transfers of the new preferred securities on death or by gift may be subject to Spanish inheritance or gift taxes, even if the transferee is not a resident of Spain for tax purposes, to the extent that the rights attaching to such new preferred securities are exercisable within the Spanish territory, unless otherwise provided under an applicable Double Taxation Treaty.

Spanish Transfer Tax and Value Added Tax

        No Spanish Transfer Tax or Value Added Tax will be triggered upon the transfer of new preferred securities. Additionally, no Stamp Duty will be levied on such transactions.

Payments made under the Guarantee

        Payments made by Banco Santander to a Non-Resident Holder under the Guarantee will not be subject to taxation in Spain, and no withholding tax would therefore be applied, because such payments by Banco Santander under the Guarantee should be characterized as indemnity payments.

        Additionally, although no clear precedent, statement of law or regulation exists in relation thereto, in the event that the Spanish Tax Authorities take the view that Banco Santander has validly, legally and effectively assumed all the obligations of Santander Finance subject to and in accordance with the provisions of the Guarantee, payments made by Banco Santander in respect of Distributions under the new preferred securities would fall under the scope of Law 19/2003 and, therefore, the tax treatment applicable to such income will be that described under "Spanish Non-Resident Income Tax—Taxation of Distributions" above.

Spanish Refund Procedure

        An Order dated 23 December 2003 sets out a procedure for filing with the Spanish Tax Authorities tax returns which relate to income obtained in Spain by non residents which do not operate through a permanent establishment in Spain, as well as to claim any refund of withholding tax to which a Non-Resident Holder may be entitled.

        According to the Order, if an exemption or a reduced tax rate applies by virtue of the Spanish tax legislation or a Double Taxation Treaty, as the case may be, and the non-resident investor does not provide timely evidence of its right to the exemption or the reduced tax rate, a refund for the whole amount withheld or the amount withheld in excess of the Treaty-reduced rate can be obtained from the relevant Spanish Tax Authorities. To pursue the refund claim, you are required to file:

  •
  the corresponding Spanish tax form (currently, a 210 form);

  •
  a certificate of tax residence issued by the tax authorities of the country of residence of the Non-Resident Holder; and

  •
  evidence of the Spanish NRIT that was withheld with respect to the Non-Resident Holder.

        The refund claim must be filed within four years from the date in which the withheld tax was collected by the Spanish Tax Authorities.

        Under Spanish law, the certificate is valid for one year after its issuance. Neither Santander Finance nor Banco Santander accepts any responsibility for obtaining certificates of residence.

        For further details, prospective Non-Resident Holders should consult their tax advisers.

Reporting Requirements

        According to Law 19/2003, the issuance of the new preferred securities will be subject to certain reporting requirements (which includes disclosure of the identities of the holders and the activities performed by Santander Finance).

        Royal Decree 1778/2004 of July 30,which came into force on August 9, 2004, implements the procedure to submit such information to the Spanish Tax Authorities.

        Santander Finance, Banco Santander and the paying agent have agreed certain procedures with DTC, aimed at complying with the reporting requirements set forth by Law 19/2003 and Royal Decree 1778/2004. For more detail, see "Withholding Tax Exemption Procedure for Non-Spanish Resident Holders" below.

WITHHOLDING TAX EXEMPTION PROCEDURE FOR NON-SPANISH RESIDENT HOLDERS

Introduction

        As described under "Spanish Taxation", pursuant to NRIT Law, distributions and other financial income derived by non-Spanish residents from entities resident in Spain for tax purposes, will be subject to the Spanish NRIT, levied at the rate of 15% at the date of this prospectus unless there is an available exemption.

        In this regard, according to Law 19/2003, Distributions derived from the new preferred securities by a Non-Resident Holder (as defined in "Spanish Taxation") will not be subject to withholding for NRIT in Spain unless the Non-Resident Holder derives the income through a "tax haven" territory (as defined in Royal Decree 1080/1991 of 5 July 1991) or fails to comply with the relevant tax residency certification procedures. A list of tax haven territories as at the date of this prospectus is included below.

        Santander Finance, Banco Santander and the paying agent have agreed certain procedures with DTC to facilitate the information concerning the identity and residence of those persons who have a beneficial interest in the new preferred securities (each, a "Beneficial Owner") who are exempt from withholding on account of NRIT. The delivery of such information, while the new preferred securities are in global form, shall be made through the relevant Participants in DTC. Any Non-Resident Holder not following these procedures will suffer withholding for NRIT at the then applicable rate (15% at the date of this prospectus).

        The procedures are based on the content of Royal Decree 1778/2004, which develops the information obligations set forth by Law 19/2003.

Procedure for Participants to apply for exemption from the Spanish withholding tax

1)
Participants that are either resident in an OECD country or resident in a state with which Spain has entered into a Treaty for the Avoidance of Double Taxation (a "Double Taxation Treaty")

        The paying agent will post an Important Notice to DTC Participants 30 calendar days prior to each distribution payment date, notifying Participants that 10 business days prior to the Distribution payment date they should (i) complete items (a) and (b) below, and (ii) send items (a) and (b) directly to the paying agent before the Distribution payment date.

        If the Participant is itself the Beneficial Owner of all of the new preferred securities, such Participant should send to the paying agent (at its address set out below), to arrive at least 10 business days (in the US) before each Distribution payment date a Spanish language form ("Form DTC Participants Own Account").

        If the Participant is itself not the Beneficial Owner of all of the new preferred securities, such Participant should send to the paying agent (at its address set out below), to arrive at least 10 business days (in the US) before each Distribution payment date, the following documentation:

  a.
  A Spanish language form ("Form DTC Participants Third Party and Own Account"), stating that the attached list of holders are the Beneficial Owners of the new preferred securities.

  b.
  A list of Beneficial Owners entitled to the exemption from Spanish withholding tax, giving each Beneficial Owner's name, its country of residence for tax purposes and the quantity of new preferred securities held for such Beneficial Owner.

        Currently, Spain has entered into a Double Taxation Treaty with the following countries: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Bulgaria, Canada, Chile, Czech Republic, China, Cuba, Denmark, Ecuador, Finland, France, Germany, Greece, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Japan, Lithuania, Luxembourg, Mexico, Morocco, Netherlands, Norway,

Philippines, Poland, Portugal, Republic of Korea, Romania, Russia, Slovakia, Slovenia, Sweden, Switzerland, Thailand, Tunis, United States, Turkey, United kingdom, Countries of the former USSR (except for Russia).

2)
Participants that are not resident in an OECD country or resident in a state with which Spain has entered into a Double Taxation Treaty.

        If the Participant is itself the Beneficial Owner of all of the Series 1 Preferred Securities, such Participant should send to the Paying Agent (at its address set out below), to arrive at least 10 business days (in the US) before each Distribution payment date, a tax residence certificate for such Participant (which shall not have been issued more than 12 months prior to the relevant Distribution payment date).

        If the Participant is itself not the Beneficial Owner of all of the Series 1 Preferred Securities, such Participant should send to the Paying Agent (at its address set out below), to arrive at least 10 business days (in the US) before each Distribution payment date, the following documentation:

  a.
  A list of Beneficial Owners entitled to the exemption from Spanish withholding tax, giving each Beneficial Owner's name, its country of residence for tax purposes and the quantity of Series 1 Preferred Securities held by such Beneficial Owner.

  b.
  A certificate of tax residence for each Beneficial Owner (which shall not have been issued more than 12 months prior to the relevant Distribution payment date) issued by the relevant taxing authorities (the IRS in the case of US investors) stating that such Beneficial Owner is a resident of the relevant country for tax purposes.

Paying Agent Contact Details

        The mailing address for the paying agent is 101 Barclay Street, New York, New York 10286.

Tax Haven Countries And Territories

1.	Principality of Andorra	25.	Mariana Islands
2.	Netherlands Antilles	26.	Mauritius
3.	Aruba	27.	Montserrat
4.	Emirate of Bahrain	28.	Nauru
5.	Sultanate of Brunei	29.	Salomon Islands
6.	Republic of Cyprus	30.	St. Vincent and Grenadines
7.	United Arab Emirates	31.	St. Lucia
8.	Gibraltar	32.	Trinidad and Tobago
9.	Hong Kong	33.	Turk and Caicos Islands
10.	Anguilla	34.	Vanuatu
11.	Antigua and Barbuda	35.	British Virgin Islands
12.	Bahamas Islands	36.	U.S. Virgin Islands
13.	Barbados	37.	Jordan
14.	Bermuda	38.	Lebanon
15.	Cayman Islands	39.	Liberia
16.	Cook Islands	40.	Liechtenstein
17.	Dominica	41.	Luxembourg (only in respect of Luxembourg holding companies incorporated under Law dated July 31,1929 and by Ducal Decree of December 17, 1928).
18.	Grenada	42.	Macao
19.	Fiji	43.	Monaco
20.	Guernsey and Jersey	44.	Oman
21.	Jamaica	45.	Panama
22.	Malta	46.	San Marino
23.	Falkland Islands	47.	Seychelles
24.	Isle of Man	48.	Singapore

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new preferred securities for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new preferred securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new preferred securities received in exchange for Rule 144A preferred securities where Rule 144A preferred securities were acquired as a result of market-making activities or other trading activities. For a period of 90 days following the expiration date of the exchange offer, participating broker-dealers will be entitled to use this prospectus in connection with the resale of new preferred securities, subject to our right to suspend the use of this prospectus if any event occurs while the registration statement for this exchange offer is effective that would make any statement made in the registration statement or this prospectus untrue in any material respect or which would require us to make any changes in the registration statement or prospectus in order to make any statement contained in either of these documents not misleading.

        We will not receive any proceeds from any sale of new preferred securities by broker-dealers. New preferred securities received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new preferred securities;

  •
  a combination of those methods of resale;

  •
  at market prices prevailing at the time of resale,

  •
  at prices related to prevailing market prices or

  •
  negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new preferred securities.

        Any broker-dealer that resells new preferred securities that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new preferred securities may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new preferred securities and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Rule 144A preferred securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

GENERAL INFORMATION

Luxembourg Listing

        The Rule 144A preferred securities are currently listed on the Luxembourg Stock Exchange and such listing will continue unless all of the Rule 144A preferred securities are exchanged for new preferred securities. Until such delisting, copies of our bylaws, the Registration Rights Agreement, and the consolidated financial statements of Banco Santander, including quarterly interim financial statements, will be available during the term of the preferred securities in the city of Luxembourg at the office of The Bank of New York (Luxembourg) SA at Aerogolf Centre 1A Hoehenhof, L-1736 Senningerber, Luxembourg, the listing agent for the preferred securities on the Luxembourg Stock Exchange and the Luxembourg paying and transfer agent. Banco Santander does not prepare non-consolidated financial statements. Santander Finance will maintain a paying and transfer agent in Luxembourg only for so long as any Rule 144A preferred securities or new preferred securities remain listed on the Luxembourg Stock Exchange.

Clearing Systems

        The Rule 144A preferred securities and the new preferred securities have been accepted for clearance through Clearstream Luxembourg under Common Code 018852063 for such preferred securities. The CUSIP number for the new Global Preferred Security is 80281R 300. The ISIN number for the new Global Preferred Security            .

LEGAL MATTERS

        The validity of the new preferred securities will be passed upon by Natalia Butragueño, Spanish counsel for Banco Santander. The validity of the Guarantee will be passed upon by Natalia Butragueño, Spanish counsel for Banco Santander and Dorsey & Whitney LLP, U.S. counsel for Banco Santander. As to all matters of Spanish law, Dorsey & Whitney LLP will rely upon Natalia Butragueño, Spanish counsel for Banco Santander. As to all matters of U.S. law, Natalia Butragueño will rely upon Dorsey & Whitney LLP.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to Banco Santander's 2003 Form 20-F for the year ended December 31, 2003 have been so incorporated in reliance on the report of Deloitte & Touche España, S.L., independent registered accountants, given on the authority of said firm as experts in auditing and accounting.

The exchange agent for the exchange offer is:

The Bank of New York
Tender & Exchange Department—11W
101 Barclay Street
New York, NY 10286

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent at the addresses set forth below:

The information agent for the exchange offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others, Call: (888)-628-9011

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TABLE OF CONTENTS
INCORPORATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEMENT OF CIVIL LIABILITIES
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL INFORMATION
SUMMARY
SUMMARY DESCRIPTION OF THE NEW PREFERRED SECURITIES
THE GROUP
ABOUT SANTANDER FINANCE
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION OF THE GROUP
FIRST HALF 2004 RESULTS OF OPERATIONS
DESCRIPTION OF THE NEW PREFERRED SECURITIES
DESCRIPTION OF THE GUARANTEE
THE EXCHANGE OFFER
TAXATION
WITHHOLDING TAX EXEMPTION PROCEDURE FOR NON-SPANISH RESIDENT HOLDERS
PLAN OF DISTRIBUTION
GENERAL INFORMATION
LEGAL MATTERS
EXPERTS